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 b. 4.1 Instruments defining the rights of holders

      (4) INSTRUMENT DEFINING THE RIGHTS OF STOCKHOLDERS
The only instrument are the Articles and Bylaws of the Company which are filed as exhibits b) 3.(i) and b) 3.(ii)

        10. MATERIAL CONTRACTS
In accordance with a board resolution dated June 5, 1998 I hereby purchase 1,925,000 shares of common stock of Beach Couch, Inc. a Delaware corporation for the total Price of $192.50.
                                     \\ J. Michael Page \\

Accepted:
BEACH COUCH, INC. June 8, 1998
\\ B.N. Myres \\
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